DENBURY RESOURCES INC.
P R E S S  R E L E A S E
Denbury Resources Announces Record Annual and Quarterly Results
Completes Sale of Louisiana Natural Gas Properties
News Release
Released at 7:30 AM CDT
     DALLAS — February 21, 2008 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its fourth quarter and full year 2007 financial and operating results. The Company posted record annual earnings for the full year 2007 of $253.1 million, or $1.05 per basic common share, 25% higher than 2006 net income of $202.5 million, or $0.87 per basic common share. Fourth quarter 2007 net income of $106.0 million, or $0.44 per basic common share, was also a record, 92% higher than fourth quarter 2006 net income of $55.1 million, or $0.23 per basic common share. The higher net income in the 2007 periods was attributable to record high quarterly and annual production levels, higher oil prices and incremental net cash receipts on the Company’s derivative contracts, partially offset by higher overall expenses and non-cash fair value adjustments on the Company’s derivative contracts. Cash flow from operations for 2007 was $570.2 million, a record annual amount, as compared to $461.8 million for 2006.
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the fourth quarter of 2007 was $207.0 million, 123% higher than fourth quarter 2006 adjusted cash flow from operations of $92.8 million. Net cash flow provided by operations, the GAAP measure, totaled $205.4 million during the fourth quarter of 2007, as compared to $117.5 million during the fourth quarter of 2006. The difference between the two fourth quarter cash flow measures is primarily due to increases or decreases in accounts payables, accrued liabilities, and trade receivables during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure discussed above).
Review of Financial Results
     Denbury’s fourth quarter 2007 production averaged 32,691 Bbls/d and 106.1 MMcf/d, or 50,371 BOE/d, a 38% increase over fourth quarter 2006 production levels, and a 10% increase over the levels in the third quarter of 2007. Production from the Company’s tertiary recovery operations was 17,428 Bbls/d in the fourth quarter, resulting in an annual average of 14,767 BOE/d, slightly above the Company’s forecasted annual average of 14,750 Bbls/d. This compares to 10,028 BOE/d produced in the fourth quarter of 2006 and 16,101 BOE/d in the third quarter of 2007. Production increases from the Eastern Mississippi Phase II fields of Eucutta, Soso and Martinville, made up 4,352 BOE/d of the increase (59%) from the fourth quarter of 2006 levels, with the balance from Phase I fields other than Little Creek which is on a gradual decline. Included in the fourth quarter of 2007 production is 5,097 BOE/d of production relating to the Louisiana properties sold in late December 2007 and February 2008 (see “Louisiana Property Sale Completed” below).

     Production from the Barnett Shale averaged 76.4 MMcfe/d (12,729 BOE/d) during the fourth quarter of 2007, more than double the 35.4 MMcfe/d (5,893 BOE/d) average production during the fourth quarter of 2006, primarily as a result of drilling activity. Almost all of the increased production from the Barnett Shale in the fourth quarter of 2007 as compared to the third quarter of 2007 resulted from 2,469 Bbls/d of incremental natural gas liquid production from a majority of the Company’s natural gas being processed at a new plant. Fourth quarter of 2007 production in Louisiana was 14% lower than prior fourth quarter levels, averaging 5,638 BOE/d as a result of normal declines and reduced activity pending the sale of these properties.
     The Company’s net revenue per BOE was 11% higher on an annual basis in 2007 as compared to 2006 per BOE amounts and was 41% higher during the fourth quarter of 2007 as compared to the fourth quarter of 2006, virtually all related to higher oil prices. The combination of 38% higher production levels and 41% higher net commodity prices per BOE resulted in a 94% increase in oil and gas revenues in the fourth quarter of 2007 as compared to revenues during the fourth quarter of 2006.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) in the fourth quarter of 2007 were worse than recent historical levels and the fourth quarter of 2006, primarily as a result of the significantly increased liquid production from the Barnett Shale and high oil prices. Oil price differentials during the fourth quarter of 2007 averaged $7.27 per Bbl less than NYMEX prices, as compared to $5.92 per Bbl below NYMEX prices during the fourth quarter of 2006.
     The Company’s average NYMEX natural gas differential was a negative variance of $0.55 per Mcf in the fourth quarter of 2007 as compared to a negative variance of $0.64 per Mcf during the fourth quarter of 2006.
     The Company incurred more expenses in almost every category during the fourth quarter of 2007 as compared to the fourth quarter of 2006. Lease operating expenses increased $16.7 million (35%) on a gross basis in the fourth quarter of 2007 as compared to levels in the fourth quarter of 2006, primarily as a result of (i) the Company’s increasing emphasis on tertiary operations with their generally higher operating costs, (ii) higher overall industry costs, (iii) the continued expansion of the Company’s tertiary operations in which the cost of CO2 injection and other operating costs are expensed before a production response from the field, and (iv) additional lease payments for certain of our new tertiary operating facilities. On a per BOE basis, lease operating costs decreased to $13.78 per BOE, a 2% decrease from $13.99 per BOE during the fourth quarter of 2006, as the higher production more than offset the higher expenses. Production taxes and marketing expenses also increased primarily as a result of the increased production and higher prices.
     General and administrative expenses increased 79% between the respective fourth quarters on a gross basis and increased 30% on a per BOE basis. General and administrative expenses increased primarily as a result of higher overall compensation resulting from salary increases, a 15% increase in the number of employees during 2007, and higher bonus levels for 2007 paid as a result of the Company’s positive performance during 2007. General and administrative expenses averaged $3.09 per BOE in the fourth quarter of 2007 as compared to $2.37 per BOE in the comparable quarter of 2006.
     During the fourth quarter of 2007, the Company capitalized approximately $6.6 million of interest expense related to its unevaluated properties, primarily associated with the Company’s 2006 and 2007 acquisitions and continued expansion of its tertiary operations, and construction of CO2 pipelines. However, interest expense still increased 70% between the respective fourth quarters resulting from 60%

higher average debt levels in the fourth quarter of 2007 than in the comparable period of 2006. These higher debt levels were primarily due to the use of debt to fund the 2006 and 2007 acquisitions and capital spending in excess of cash flow during 2007.
     Depletion, depreciation and amortization (“DD&A”) expenses increased $16.8 million (43%) in the fourth quarter of 2007 as compared to DD&A in the prior year fourth quarter. The DD&A rate on oil and natural gas properties in the fourth quarter of 2007 was $10.96 per BOE, up from the $10.45 per BOE rate in the prior year fourth quarter, although the rate was down from the third quarter of 2007 DD&A rate of $11.43 per BOE. DD&A expense on a per BOE basis increased primarily due to rising costs in the industry for both 2007 expenditures and upward revisions of future development costs.
     The Company recognized an $11.8 million non-cash charge on its derivative contracts in the fourth quarter of 2007 primarily relating to the Company’s 2008 oil swaps which decreased in value as a result of higher oil prices, as compared to a $30.7 million non-cash gain in the fourth quarter of 2006 primarily related to the increase in value of the Company’s 2007 natural gas swaps acquired in mid-December 2006 resulting from the decline in natural gas prices during that quarter, a net incremental expense between the respective fourth quarters of $42.5 million.
     The Company’s effective tax rate for the fourth quarter of 2007 was approximately 30%, which is less than historic rates, primarily due to the Company lowering its overall estimated statutory rate to 38% from 39% in the fourth quarter as a result of the sale of most of its Louisiana properties.
Louisiana Property Sale Completed
     In October 2007, the Company entered into an agreement to sell its Louisiana natural gas assets to a privately held company for approximately $180 million (before closing adjustments) plus any amounts received in the future from a net profits interest. In late December 2007, the Company closed on approximately 70% of that sale with net proceeds of approximately $115.4 million, and closed on the remaining 30% on February 20, 2008, with net proceeds at the second closing of approximately $48.9 million. The operating net revenue, net of capital expenditures, between the August 1, 2007 effective date and the respective closing dates were adjustments to the purchase price, along with other minor closing adjustments. The potential net profits interest relates to a well in the South Chauvin field and is only earned if operating income from that well exceeds certain levels, which the Company believes could potentially increase the ultimate sales price by up to 10%.
     Production attributable to the sold properties averaged approximately 30.6 MMcfe/d (82% natural gas) during the fourth quarter of 2007, representing approximately 10% of the Company’s total fourth quarter production and approximately 4% of its total proved reserve quantities as of December 31, 2006.
Genesis Dropdowns Update
     The Company has reached substantial agreement and is in the process of finalizing the business issues with Genesis Energy, LP and its lenders as to the terms of the “drop-down” to Genesis of the Company’s NEJD and Free State CO2 pipelines and the terms of a long-term transportation service arrangement for the Free State line and a 20-year financing lease for the NEJD system. Denbury expects to receive $225 million in cash for these pipeline transfers and $25 million of Genesis common limited partnership units at the average closing price of the units on the thirty days prior to closing. The Company anticipates capitalizing these transactions for accounting purposes and currently projects that it will initially pay

Genesis approximately $30 million per annum under the lease and transportation services agreement (and a lesser pro-rated amount for 2008), with future payments for the NEJD pipeline fixed at $20.7 million per year during the term of the financing lease, and the payments relating to the Free State pipeline dependant on the volumes of CO2 transported therein. While the business terms of the transactions and associated documentation have been substantially completed, closing remains subject to finalization, completion and delivery of closing documentation.
     The Company will use the proceeds from the second portion of the Louisiana sale and the anticipated Genesis dropdowns to payoff its bank debt, projected to leave the Company with $100 million to $125 million of cash following closing.
2008 Outlook
     Denbury’s 2008 development and exploration budget (excluding acquisitions) is currently set at $900 million. The current 2008 program includes an estimated $245 million to acquire the 24-inch pipe and right-of-ways for its proposed CO2 pipeline from Louisiana to Texas (the “Green Pipeline”) and another $80 million for the CO2 pipeline from Tinsley to Delhi Fields (“Delta Pipeline”). The Company expects to spend an additional $450 million constructing the Green Pipeline during 2009, making its current anticipated total cost for that line approximately $700 million. Currently, over 50% of the remaining portion of our 2008 budget is expected to be spent on other tertiary related operations, over 25% in the Barnett Shale area, and the balance in other areas. As a result of the higher liquid recoveries from the Barnett Shale production in the fourth quarter of 2007, the Company is increasing its 2008 production forecast by 1,500 BOE/d to 49,000 BOE/d. This production target represents a 25% increase in production over the Company’s 2007 production levels after adjusting for the Louisiana property sale. Production from the Company’s tertiary operations is expected to increase from a 2007 average of 14,767 BOE/d to a projected 2008 range between 22,000 BOE/d and 25,000 BOE/d, a 59% increase based on the mid-point of the range.
     Gareth Roberts, Chief Executive Officer, said: “2007 was a great year for Denbury. During the year we (i) set new records for earnings, cash flow and production; (ii) replaced approximately 250% of our production almost entirely from internal growth; (iii) more than replaced our CO2 production and significantly increased our maximum CO2 productive rates; (iv) met or exceeded all of our 2007 original production forecasts; (v) increased our tertiary oil production by 47% year over year; (vi) sold our Louisiana natural gas properties at a reasonable price, providing us with incremental capital and allowing us to focus more directly on our tertiary operations; (vii) negotiated and expect to close soon on $250 million of drop-down transactions with Genesis, which coupled with their unrelated acquisitions, has put us in the general partner incentive cash distributions; and (viii) continued the expansion of our tertiary operations with the completion of the first segment of our Delta CO2 pipeline (Jackson Dome to Tinsley), initial injections at Tinsley Field, the largest field we have flooded to date, the acquisition of a few potential tertiary properties to supplement our south Texas fields, and recognition of proved reserves at Soso and Martinville Fields in Eastern Mississippi, generally in line with expectations. We continue to grow, continue to implement our plan, and continue to look for additional acquisition candidates and future expansion opportunities. We expect 2008 and beyond to be even better in light of the current commodity price environment and the political and environmental focus on sequestering CO2. We offer our country a way to dispose of significant volumes of greenhouse gases economically and safely while simultaneously providing additional oil for our country’s needs, oil that would not normally be recovered. We are continuing with our strategy and are expecting positive results in the future.”

Conference Call
     The public is invited to listen to the Company’s conference call set for today, February 21, 2008, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one month after the call by dialing (888) 203-1112 or (719) 457-0820, passcode 8041348.
Annual Meeting
     The Company today announced its 2008 Annual Meeting of Stockholders will be held on Thursday, May 15th at 3:00 P.M., local time, at the Westin Stonebriar Hotel, located at 1549 Legacy Drive, Frisco, Texas. The record date for determination of shareholders entitled to vote at the annual meeting will be the close of business on March 31, 2008.
Financial and Statistical Data Tables
     Following are unaudited financial highlights for the comparative fourth quarters and annual periods ended December 31, 2007 and December 31, 2006. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

FOURTH QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended
	December 31,			Percentage
	2007	2006		Change
Revenues:
Oil sales	251,462	113,445	+	> 100%
Gas sales	66,500	50,367	+	32%
CO2 sales and transportation fees	3,551	2,327	+	53%
Interest and other income	263	1,260	-	79%

Total revenues	321,776	167,399	+	92%

Expenses:
Lease operating expenses	63,845	47,123	+	35%
Production taxes and marketing expense	15,825	9,079	+	74%
CO2 operating expenses	1,003	918	+	9%
General and administrative	14,303	7,974	+	79%
Interest, net	7,771	4,561	+	70%
Depletion and depreciation	55,841	39,082	+	43%
Commodity derivative expense (income)	10,712	(30,612)	+	> 100%

Total expenses	169,300	78,125	+	> 100%

Income before income taxes	152,476	89,274	+	71%

Income tax provision
Current income taxes	15,916	7,009	+	> 100%
Deferred income taxes	30,584	27,142	+	13%

NET INCOME	105,976	55,123	+	92%

Net income per common share (1):
Basic	0.44	0.23	+	91%
Diluted	0.42	0.22	+	91%

Weighted average common shares (1):
Basic	241,773	237,175	+	2%
Diluted	251,337	247,394	+	2%

Production (daily — net of royalties):
Oil (barrels)	32,691	22,692	+	44%
Gas (mcf)	106,078	83,558	+	27%
BOE (6:1)	50,371	36,619	+	38%

Unit sales price (including derivative settlements):
Oil (per barrel)	81.67	54.29	+	50%
Gas (per mcf)	7.52	6.55	+	15%
BOE (6:1)	68.85	48.59	+	42%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	83.61	54.34	+	54%
Gas (per mcf)	6.81	6.55	+	4%
BOE (6:1)	68.61	48.62	+	41%

	Three Months Ended
	December 31,			Percentage
	2007	2006		Change
Oil and gas derivative contracts
Cash receipt (payment) on settlements	1,096	(115)	+	> 100%
Non-cash fair value adjustment income (expense)	(11,808)	30,727	-	> 100%

Total income (expense) from contracts	(10,712)	30,612	-	> 100%

Non-GAAP Financial Measure (2)
Adjusted cash flow from operations (non-GAAP measure)	207,021	92,789	+	> 100%
Net change in assets and liabilities relating to operations	(1,618)	24,727	-	> 100%

Cash flow from operations (GAAP measure)	205,403	117,516	+	75%

Oil & gas capital investments	147,914	133,689	+	11%
CO2 capital investments	68,774	20,969	+	> 100%
Proceeds from sales of properties	136,700	34,831	+	> 100%

BOE data (6:1)
Oil and natural gas revenues	68.61	48.62	+	41%
Gain (loss) on settlements of derivative contracts	0.24	(0.03)	-	> 100%
Lease operating expenses	(13.78)	(13.99)	-	2%
Production taxes and marketing expense	(3.42)	(2.69)	+	27%

Production netback	51.65	31.91	+	62%
Non-tertiary CO2 operating margin	0.55	0.42	+	31%
General and administrative	(3.09)	(2.37)	+	30%
Net cash interest expense	(1.27)	(0.90)	+	41%
Current income taxes and other	(3.17)	(1.52)	+	> 100%
Changes in asset and liabilities relating to operations	(0.35)	7.34	-	> 100%

Cash flow from operations	44.32	34.88	+	27%

(1)	Adjusted for 2-for-1 stock split effective December 5, 2007.

(2)	See “Non-GAAP Measures” at the end of this report.

TWELVE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Twelve Months Ended
	December 31,			Percentage
	2007	2006		Change
Revenues:
Oil sales	711,457	501,176	+	42%
Gas sales	241,331	215,381	+	12%
CO2 sales and transportation fees	13,630	9,376	+	45%
Interest and other income	5,532	6,379	-	13%

Total revenues	971,950	732,312	+	33%

Expenses:
Lease operating expenses	230,932	167,271	+	38%
Production taxes and marketing expense	49,091	36,351	+	35%
CO2 operating expenses	4,214	3,190	+	32%
General and administrative	48,972	43,014	+	14%
Interest, net	30,830	23,575	+	31%
Depletion and depreciation	195,900	149,165	+	31%
Commodity derivative expense (income)	18,597	(19,828)	-	> 100%

Total expenses	578,536	402,738	+	44%

Income before income taxes	393,414	329,574	+	19%

Income tax provision
Current income taxes	30,074	19,865	+	51%
Deferred income taxes	110,193	107,252	+	3%

NET INCOME	253,147	202,457	+	25%

Net income per common share (1):
Basic	1.05	0.87	+	21%
Diluted	1.00	0.82	+	22%

Weighted average common shares (1):
Basic	240,065	233,101	+	3%
Diluted	252,101	247,547	+	2%

Production (daily — net of royalties):
Oil (barrels)	27,925	22,936	+	22%
Gas (mcf)	97,141	83,075	+	17%
BOE (6:1)	44,115	36,782	+	20%

Unit sales price (including derivative settlements):
Oil (per barrel)	68.84	59.23	+	16%
Gas (per mcf)	7.66	7.10	+	8%
BOE (6:1)	60.44	52.98	+	14%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	69.80	59.87	+	17%
Gas (per mcf)	6.81	7.10	-	4%
BOE (6:1)	59.17	53.37	+	11%

	Twelve Months Ended
	December 31,			Percentage
	2007	2006		Change
Oil and gas derivative contracts
Cash receipt (payment) on settlements	20,480	(5,302)	+	> 100%
Non-cash fair value adjustment income (expense)	(39,077)	25,130	-	> 100%

Total income (expense) from contracts	(18,597)	19,828	-	> 100%

Non-GAAP Financial Measure: (2)
Adjusted cash flow from operations (non-GAAP measure)	608,517	448,414	+	36%
Net change in assets and liabilities relating to operations	(38,303)	13,396	-	> 100%

Cash flow from operations (GAAP measure)	570,214	461,810	+	23%

Oil & gas capital investments	662,736	826,327	-	20%
CO2 capital investments	171,182	63,586	+	> 100%
Proceeds from sales of properties	142,667	42,762	+	> 100%

Cash and cash equivalents	60,107	53,873	+	12%
Total assets	2,771,077	2,139,837	+	29%
Total long-term debt (excluding discount, premium & capital leases)	675,000	509,000	+	33%
Total stockholders’ equity	1,404,378	1,106,059	+	27%

BOE data (6:1)
Oil and natural gas revenues	59.17	53.37	+	11%
Gain (loss) on settlements of derivative contracts	1.27	(0.39)	+	> 100%
Lease operating expenses	(14.34)	(12.46)	+	15%
Production taxes and marketing expense	(3.05)	(2.71)	+	13%

Production netback	43.05	37.81	+	14%
Non-tertiary CO2 operating margin	0.58	0.46	+	26%
General and administrative	(3.04)	(3.20)	-	5%
Net cash interest expense	(1.43)	(1.26)	+	13%
Current income taxes and other	(1.37)	(0.41)	+	> 100%
Changes in asset and liabilities relating to operations	(2.38)	1.00	-	> 100%

Cash flow from operations	35.41	34.40	+	3%

(1)	Adjusted for 2-for-1 stock split effective December 5, 2007.

(2)	See “Non-GAAP Measures” at the end of this report.

Non-GAAP Measures
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Barnett Shale play near Fort Worth, Texas, onshore Louisiana and Alabama, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations, forecasted production levels relating to the Company’s tertiary operations and overall production levels, estimated capital expenditures for 2008, 2009 or future years, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com